Exhibit 8.1
SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER'S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 12, 2018

Gas Ships Limited
109 Kifisias Avenue and Sina Street
151 24 Marousi
Athens, Greece

Re: Gas Ships Limited

Ladies and Gentlemen:

We have acted as United States federal income tax and Marshall Islands tax counsel to Gas Ships Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the registration  on Form F-1 (Registration No. 333-222911) (the "Registration Statement") as filed with the U.S. Securities and Exchange Commission (the "Commission") on February 7, 2018, as thereafter amended or supplemented, with respect to the spinoff and registration under the Securities Act of the shares of common stock, par value $0.01, of the Company.

In formulating our opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the prospectus contained therein and such other papers, documents, agreements, and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to matters of fact material to this opinion that have not been independently established, we have relied upon representations, statements, and certificates of public officials, directors or officers of the Company, and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.
Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the headings "Risk Factors—Tax Related Risks" and "Tax Considerations," we hereby confirm that the discussions of United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement under the headings "Risk Factors—Tax Related Risks" and "Tax Considerations" are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our views on the tax matters discussed above are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and discussion of advice provided by us in the Prospectus. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ SEWARD & KISSEL